As Filed with the Securities and Exchange Commission on March 2, 2007

Registration No. 333-139215

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

     CITY NATIONAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	6021	95-2568550
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

     City National Center
400 North Roxbury Drive
Beverly Hills, California 90210
(310) 888-6000
(Address, including Zip Code, and Telephone Number, including
Area Code, of Registrant's Principal Executive Offices)

Michael B. Cahill, Executive Vice President, General Counsel and Secretary
City National Corporation
400 North Roxbury Drive
Beverly Hills, California 90210
(310) 888-6000
(Name, Address, including Zip Code, and Telephone Number,
including Area Code, of Agent For Service)

With Copies To:

John M. Welch, Esq.		Edward D. Herlihy, Esq.
Christopher J. Miner, Esq.		Nicholas G. Demmo, Esq.
Squire, Sanders & Dempsey L.L.P.		Wachtell, Lipton, Rosen & Katz
40 N. Central Ave., Suite 2700		51 West 52nd Street
Phoenix, Arizona 85004		New York, New York 10019
(602) 528-4000		(212) 403-1000

Approximate Date of Commencement of Proposed Sale to the Public: n/a

     If the securities registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

EXPLANATORY NOTE

This Post-effective Amendment No. 1 to City National Corporation’s Registration Statement on Form S-4 (Registration No. 333-139215) originally filed with the Securities and Exchange Commission on December 8, 2006, as Amended by Amendment No. 1, filed January 4, 2007, is being filed for the sole purpose of amending the exhibit index to include Exhibits No. 8(c) and 8(d) filed herewith.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit Index

Exhibit
No.	Description

2(a)	Agreement and Plan of Merger, dated as of October 31, 2006, by and between
Business Bank Corporation and City National Corporation (included in Part I as
Appendix A to the document included in this Registration Statement)*
3(a)	Restated Certificate of Incorporation (This Exhibit is incorporated by reference from the Registrant’s Annual Report on Form 10-K for the year ended
December 31, 2004).
3(b)	Form of Certificate of Designations of Series A Junior Participating Cumulative
Preferred Stock (This Exhibit is incorporated by reference from the Registrant’s
Annual Report on Form 10-K for the year ended December 31, 2004).
3(c)	Bylaws, as amended to date (This Exhibit is incorporated by reference from the
Registrant’s Annual Report on Form 10-K for the year ended December 31,
2004).
4(a)	Specimen Common Stock Certificate for Registrant (This Exhibit is incorporated by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002).
4(b)	Rights Agreement dated as of February 26, 1997 between the Registrant and
Continental Stock Transfer & Trust Company, as Rights Agent (This Exhibit is
incorporated by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004).
5(a)	Opinion of Wachtell, Lipton, Rosen & Katz, as to the validity of the shares of
City National common stock*
8(a)	Opinion of Squire, Sanders & Dempsey, L.L.P as to tax matters*
8(b)	Opinion of Wachtell, Lipton, Rosen & Katz as to tax matters*
8(c)	Opinion of Squire, Sanders & Dempsey, L.L.P. with respect to federal income tax matters.
8(d)	Opinion of Wachtell, Lipton, Rosen & Katz with respect to federal income tax matters.
23(a)	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5(a) to this
Registration Statement)*
23(b)	Consent of KPMG LLP*
23(c)	Consent of Squire, Sanders & Dempsey, L.L.P. (included in Exhibit 8(a) to this
Registration Statement)*
23(d)	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8(b) to this
Registration Statement)*

23(e)	Consent of Squire, Sanders & Dempsey, L.L.P. (included in Exhibit 8(c) to this
Registration Statement)
23(f)	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8(d) to this
Registration Statement)
99(a)	Notice of Special Meeting of Stockholders of Business Bank Corporation
(included in the document included in this Registration Statement)*
99(b)	Form of Proxy Card for Special Meeting of Stockholders of Business Bank
Corporation*
99(c)	Consent of Ryan Beck & Co., L.P.*

* previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, City National Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on March 2, 2007.

CITY NATIONAL CORPORATION

By: /s/ Michael B. Cahill
Name: Michael B. Cahill
Title: Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on March 2, 2007.

Signature	Title

*
Bram Goldsmith	Chairman of the Board of Directors

* Russell D. Goldsmith	Chief Executive Officer, President and Director (Principal Executive Officer)

* Christopher J. Carey	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* Nancy Gilson	Controller (Principal Accounting Officer)

* Richard L. Bloch	Director

* Kenneth L. Coleman	Director

* Linda Griego	Director

* Michael L. Meyer	Director

Signature	Title

*
Ronald L. Olson	Director

*
Peter M. Thomas	Director

*
Christopher J. Warmuth	Director

*
Kenneth Ziffren	Director

*By: /s/ Michael B. Cahill Michael B. Cahill, attorney-in-fact

EXHIBIT INDEX

Exhibit
No.	Description

2(a)	Agreement and Plan of Merger, dated as of October 31, 2006, by and between
Business Bank Corporation and City National Corporation (included in Part I as
Appendix A to the document included in this Registration Statement)*
3(a)	Restated Certificate of Incorporation (This Exhibit is incorporated by reference from the Registrant’s Annual Report on Form 10-K for the year ended
December 31, 2004).
3(b)	Form of Certificate of Designations of Series A Junior Participating Cumulative
Preferred Stock (This Exhibit is incorporated by reference from the Registrant’s
Annual Report on Form 10-K for the year ended December 31, 2004).
3(c)	Bylaws, as amended to date (This Exhibit is incorporated by reference from the
Registrant’s Annual Report on Form 10-K for the year ended December 31,
2004).
4(a)	Specimen Common Stock Certificate for Registrant (This Exhibit is incorporated by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002).
4(b)	Rights Agreement dated as of February 26, 1997 between the Registrant and
Continental Stock Transfer & Trust Company, as Rights Agent (This Exhibit is
incorporated by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004).
5(a)	Opinion of Wachtell, Lipton, Rosen & Katz, as to the validity of the shares of
City National common stock*
8(a)	Opinion of Squire, Sanders & Dempsey, L.L.P as to tax matters*
8(b)	Opinion of Wachtell, Lipton, Rosen & Katz as to tax matters*
8(c)	Opinion of Squire, Sanders & Dempsey, L.L.P. with respect to federal income tax matters.
8(d)	Opinion of Wachtell, Lipton, Rosen & Katz with respect to federal income tax matters.
23(a)	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5(a) to this
Registration Statement)*
23(b)	Consent of KPMG LLP*
23(c)	Consent of Squire, Sanders & Dempsey, L.L.P. (included in Exhibit 8(a) to this
Registration Statement)*
23(d)	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8(b) to this
Registration Statement)*
23(e)	Consent of Squire, Sanders & Dempsey, L.L.P. (included in Exhibit 8(c) to this
Registration Statement)

23(f)	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8(d) to this
Registration Statement)
99(a)	Notice of Special Meeting of Stockholders of Business Bank Corporation
(included in the document included in this Registration Statement)*
99(b)	Form of Proxy Card for Special Meeting of Stockholders of Business Bank
Corporation*
99(c)	Consent of Ryan Beck & Co., L.P.*

* previously filed.

Exhibit 8(c)

[LETTERHEAD OF SQUIRE, SANDERS & DEMPSEY, L.L.P.]

February 28, 2007

Business Bank Corporation 6085 W. Twain Avenue Las Vegas, Nevada 89103

Re: Merger of Business Bank Corporation (“Business Bank”), with and into City National Corporation (“City National”) Ladies and Gentlemen:

                              We have acted as counsel for Business Bank Corporation, a Nevada corporation ("Business Bank"), in connection with the proposed merger (the "Merger") of Business Bank Corporation with and into City National Corporation, a Delaware corporation, (“City National”) pursuant to an Agreement and Plan of Merger, dated as of October 31, 2006 (the "Merger Agreement"), between Business Bank and City National. In the Merger, all of the shares of common stock of Business Bank (the "Business Bank Common Stock") will be converted into the right to receive cash and shares of common stock of City National ("City National Common Stock").

Documents Examined

In delivering this opinion, we have reviewed and relied upon the following:

1. The Merger Agreement (including Exhibits).

2. The Registration Statement on Form S-4 (including all annexes and exhibits) as filed with the Securities and Exchange Commission ("SEC") on January 4, 2007 in connection with the
Merger (the “Registration Statement”).

3. The Representation Certificates of officers of Business Bank and City National, respectively, (the "Representation Certificates") dated as of the date hereof.

4. Such other documents, records, and matters of law as we have deemed necessary or appropriate in rendering this opinion.

                                       In our review and examination of the foregoing, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or duplicate copies thereof. We have further assumed that the execution and delivery of any of the foregoing have been duly authorized by all necessary corporate actions in order to make the foregoing valid and legally binding obligations of the parties, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

Factual Assumptions In rendering this opinion, we have made the following assumptions as to factual matters:

     1. The Representation Certificates referenced in the section hereof entitled Documents Examined are executed and delivered to us in the form that we have heretofore tendered them;

     2. The representations as to factual matters contained in the Representation Certificates are all true, correct and complete in all material respects as of the effective date of the Merger and no actions have been (or will be) taken that are inconsistent with such representations;

     3. Any statement made in any of the documents referred to herein "to the best of the knowledge" of any person or party is correct without such qualification;

     4. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken that are inconsistent therewith;

     5. The Merger and all transactions related thereto or contemplated by the Merger Agreement and the Registration Statement shall be consummated in accordance with the terms and conditions of the applicable documents, and there are no material documents other than those referenced in the Registration Statement;

     6. The Merger will be reported by City National and Business Bank on their respective federal income tax returns in a manner consistent with the opinion set forth below; and

     7. The Merger will qualify as a statutory merger under the applicable corporate laws of the States of Delaware and Nevada.

Limitations on Opinion The following limitations apply with respect to this opinion:

     1.          This opinion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (including proposed Treasury regulations), and the interpretations thereof by the Internal Revenue Service and those courts having jurisdiction over such matters as of the date of the Merger, all of which are subject to change either prospectively or retrospectively. No opinion is rendered with respect to the effect, if any, of any pending legislation or administrative regulation or ruling as of the effective date of the Merger, or any future legislation or administrative regulation or ruling, that may have a bearing on any of the foregoing. We disclaim any undertaking to advise you of any subsequent changes in applicable law, regulations or interpretations thereof. This opinion is not the equivalent of a ruling from, and is not binding on, the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service or the courts will agree with the conclusions expressed herein.

     2.          We have not been asked to render an opinion with respect to any federal income tax matters except those set forth below, nor have we been asked to render an opinion with respect to any foreign, state or local tax consequences of the Merger. Accordingly, this opinion should not be construed as applying in any manner to any tax aspect of the Merger other than as set forth below.

     3.              All assumptions set forth above, including the Factual Assumptions, are material to all opinions herein rendered and we have relied on them in rendering all such opinions. Any material inaccuracy in any one or more of such assumptions may nullify all or some of the conclusions stated in such opinion.

Opinion Based upon and subject to the foregoing, we hereby render the following opinions:

     (a)            The Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and

     (b)           City National and Business Bank will each be a “party to a reorganization” as defined in Section 368(b) of the Code.

                 We hereby consent to the filing of this opinion with the SEC as a post-effective amendment to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. This opinion letter is provided pursuant to Section 7.3(d) of the Merger Agreement and is intended for the sole benefit of Business Bank Corporation and its shareholders. This opinion letter is provided solely with respect to Business Bank's participation in the Merger (and, if applicable, Business Bank's use in responding to any inquiry, investigation, or action conducted or instituted by any governmental agency) and may not be relied upon by Business Bank for any other transaction or purpose. No other party is permitted to rely on this opinion without our written consent.

Respectfully submitted,

/s/ Squire, Sanders & Dempsey, L.L.P.

Exhibit 8(d)

[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

February 28, 2007

City National Corporation 555 S. Flower Street, 18th Floor Los Angeles, CA 90071

Ladies and Gentlemen:

     We have acted as special counsel to City National Corporation, a Delaware corporation (“City National”), in connection with the proposed merger of Business Bank Corporation, a Nevada corporation (“Business Bank”) with and into City National (the “Merger”), pursuant to the Agreement and Plan of Merger, dated as of October 31, 2006, by and between City National and Business Bank (the “Merger Agreement”). At your request, and pursuant to Section 7.2(e) of the Merger Agreement, we are rendering our opinion concerning certain federal income tax consequences of the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Merger Agreement.

     For purposes of rendering the opinion expressed below, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, and representa-tions contained in: (1) the Merger Agreement, (2) the Registration Statement on Form S-4 and the joint proxy statement/prospectus contained therein, each as amended or supplemented through the date hereof, (collectively, the “Registration Statement”), (3) an officer’s representation letter of City National, dated the date hereof (the “City National Letter”), and (4) an officer’s representation letter of Business Bank, dated the date hereof (the “Business Bank Letter”). The opinion expressed below is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, and representations set forth in the documents, and statements referred to in this paragraph.

     For purposes of the opinion set forth below, we have relied, with the consent of City National and the consent of Business Bank, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the City National Letter and the Business Bank Letter, and have assumed that such statements and representations will be true, correct and complete as of the Effective Time (as if made as of such time) and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true, correct and complete as if made without such qualification.

     In our examination of the above described documents, we have assumed the genu-ineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of all such documents.

                         In rendering our opinions, we have assumed that (i) the transactions contemplated by the Merger Agreement will be consummated in accordance therewith and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the Merger will qualify as a statutory merger under the applicable laws of the States of Delaware and Nevada and (iii) the Merger will be reported by City National and Business Bank on their respective United States federal income tax returns in a manner consistent with the opinion set forth below.

                          Our opinion is based on the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, each as amended from time to time and as in existence as of the date hereof, and on existing administrative and judicial interpretations thereof. Legislation enacted, administrative action taken, administrative interpretations or rulings, or ju-dicial decisions promulgated or issued subsequent to the date hereof may result in tax conse-quences different from those anticipated by our opinions herein. Additionally, our opinion is not binding on the Internal Revenue Service or any court, and there can be no assurance that a con-trary position may not be taken by the Internal Revenue Service.

                          Based upon and subject to the foregoing, it is our opinion that, for United States federal income tax purposes, the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code.

                          We hereby consent to the filing of this opinion with the SEC as a post-effective amendment to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. This opinion relates solely to certain United States federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax laws other than those pertaining to the income tax. We are furnishing this opinion to you solely in connection with the Merger, and this opinion is not to be relied upon by any other person or for any other purpose.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz